Exhibit 10.56

AiBtl BioPharma Inc.

Company Land Transfer Plan

Background

In response to Taiwan’s legal restrictions prohibiting foreign legal entities from directly registering farmland ownership, AiBtl BioPharma Inc. appointed three Taiwanese nationals — Ting, Huei-Hua, Fang, Ya-Rong, and Fang, Hsi-Chuan — to hold legal title to the land. The Company entered into a Nominee Holding Agreement and Lease Agreement to ensure effective control and economic interest.

Transfer Plan

In 2024, the Company engaged a registered land agent to initiate the title transfer of the five parcels to Taiwan subsidiary, YunZhiYi Co., Ltd.

The transfer is currently under government review, pending completion of the title transfer registration.

Timeline for Completion

The Company targets to complete the title transfer by the end of 2025, subject to the timeline and outcome of regulatory reviews.

Risk Management and Financial Disclosure

Until the legal transfer is finalized, the Company will maintain effective control through valid contractual arrangements and will disclose the status of land control and transfer progress in its financial statements.

AiBtl BioPharma Inc.

Name: Russman Jaimes

Title: CEO

Date: 2025/03/31